Exhibit 10.1

BUILD-A-BEAR WORKSHOP, INC.

Description of Build-A-Bear Workshop, Inc. Cash Bonus Program for Executive Officers

The purpose of the Build-A-Bear Workshop, Inc. (the “Company”) Cash Bonus Program for Executive Officers (the “Program”) is to attract and retain highly qualified executive officers, motivate these executive officers to materially contribute to the Company’s business success, and align the interests of the Company’s executive officers and stockholders by rewarding the executive officers for performance based on achievement of targets established by the Compensation and Development of the Company’s Board of Directors (the “Committee”). The Program has been adopted under the Company’s Amended and Restated 2020 Omnibus Incentive Plan.

All executive officers of the Company are eligible to participate in the Program. The cash bonus, if any, to be paid to each executive officer will be calculated by multiplying the applicable Percentage of Base Bonus Calculation by the Base Bonus Calculation for the respective executive officer. The Base Bonus Calculation for each of the executive officers is determined by multiplying the Base Bonus Payout Target for the respective executive officer by his or her eligible base salary (which excludes items such as relocation allowances, bonuses, stock options exercised, vested restricted stock, and performance-based long-term cash program payments) (“Eligible Base Salary”).

The Percentage of Base Bonus Calculation is set based on the achievement of one or more financial performance objectives as follows: (i) a threshold achievement of 25% of the performance objective; (ii) a target achievement of 100% of the performance objective; and (iii) a maximum achievement of 200% of the performance objective (the “Achievement Levels”). The total amount earned cannot exceed 200% of the target. The calculation of cash bonuses will be interpolated to reflect financial performance results which fall within any of the financial objective Achievement Levels, in the sole discretion of the Committee. This discretion includes the ability to increase or reduce the otherwise applicable Percentage of Base Bonus Calculation for each Achievement Level.

Any cash bonus paid pursuant to the Program is subject to the Build-A-Bear Workshop, Inc. Clawback Policy adopted by the Company’s Board of Directors on November 7, 2023 as such policy may be amended from time to time.